EXHIBIT 10.33
SERVICES AGREEMENT
          This SERVICES AGREEMENT, dated as of September 26, 2008 between Samson Dental Practice Management, LLC (collectively “Client”) and Ferrellgas, L.P. (“Provider”). The Client and Provider are referred to collectively herein as the “Parties” or individually as the “Party”.
          WHEREAS, Client desires to obtain the benefit of certain support and administrative services from Provider as specified on Schedule I (the “Services”).
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:
          Section 1. Term. The term of this Agreement shall begin on September 11, 2008 and continue until terminated by a party pursuant to the terms of this Agreement.
          Section 2. Services. During the Term, Provider shall provide, through its personnel and/or third party contractors, the Services described on Schedule I to this Agreement. Provider and Client agree that the quantity of Services shall not exceed the reasonable capacity of Provider’s personnel and/or third party contractors, considering the existing responsibilities of the personnel and contractors for Provider.
          Section 3. Pricing, Billing and Payment. Fees for the Services shall be as described on Schedule I to this Agreement. All fees will be invoiced to Client and due within fifteen (15) days of invoice.
          Section 4. Termination.
          (a) Either Party shall have the right to terminate any category of service at any time. In such event, Client shall pay to Provider all prorated or incurred amounts payable, and fees for any time of Provider to transition such Services to Client or any subsequent provider.
          (b) Either Party shall have the right to terminate this Agreement at any time upon thirty (30) days’ notice, with our without cause.
          (c) Provider may terminate and pursue any remedies available to it at law or in equity if (i) the Client becomes insolvent or is adjudicated a bankrupt, or (ii) fails to pay for Services in a prompt fashion and does not cure said default within ten (10) days of notice thereof.

          Section 5. Proprietary Information and Rights. Provider and Client each acknowledge that the other possesses and will continue to possess information that has been created, discovered or developed by them and/or in which property rights have been assigned or otherwise conveyed to them, which information has commercial value and is not in the public domain. The proprietary information of each Party will be and remain the sole property of such Party and its assigns. Each Party will use the same degree of care which it normally uses to protect its own proprietary information to prevent disclosing to third parties the information of another that has been identified as proprietary by written notice. No Party will disclose or make any use of the information of another which has been identified as proprietary except as contemplated or required by the terms of this Agreement. Notwithstanding the foregoing, this Article won’t apply to any information which a Party can demonstrate was, at the time of disclosure to it, in the public domain through no fault of such Party; was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or was independently developed by the receiving Party.
          Section 6. Warranties. Provider warrants only that it will utilize qualified personnel in performing the Services and that said personnel will perform the Services in a workmanlike manner. Provider makes no warranties that its work product will be fit for a particular purpose or will achieve a particular business result, and Client waives any such warranties. Client agrees that Provider’s total liability to Client for any claims, losses, expenses or damages whatsoever arising out of or in any way related to this Agreement from any cause or causes, including breach of the warranties contained in the section or negligence, shall not exceed the total of the payments made by Client to Provider under this Agreement.
          Section 7. Indemnification. Client shall indemnify, defend and hold harmless Provider and its respective directors, officers, unitholders, agents and employees from, against and in respect of any third party damages, claims, losses, charges, actions, suits, proceedings, deficiencies, sales taxes, excise taxes, ad valorem taxes, interest, penalties, reasonable attorneys’ fees and expenses (“Losses”) imposed on, sustained, incurred or suffered by or asserted against any of the Provider, directly or indirectly relating to or arising out of the Services, except to the extent any Losses are due to the gross negligence or willful misconduct of Provider. The foregoing indemnification shall not apply to (a) claims asserted by Provider’s employees, (b) claims arising out of motor vehicles being operated by Provider’s employees, or (c) personal injury claims arising out of negligent acts on Provider’s premises.
          Section 8. Solicitation of Employees. Client agrees that it will not, during the term of this Agreement and for one year after its termination or expiration, solicit or hire any of Provider’s employees used in the performance of the Services.
          Section 9. Amendment. This Agreement, or Schedule I to this Agreement, may be amended, modified or supplemented only by written agreement signed by the Parties.

          Section 10. Governing Law, Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas, without reference to choice of law principles, including matters of construction, validity and performance. The parties agree that the state and federal courts located in Johnson County, Kansas shall be the appropriate venue for any litigation arising from this Agreement.
          Section 11. Notices. All notices, requests, demands, or other communications to Provider or Client shall be given by delivering such notice by United States mail or overnight courier to the following addresses:
     If to Client:
          Samson Dental Practice Management, LLC
          7500 College Boulevard, Suite 1160
          Overland Park, KS 66210
     If to Provider:
          Ferrellgas, L.P.
          Attn: Gene Caresia
          7500 College Boulevard, Suite 1000
          Overland Park, KS 66210
     With a Copy to:
          Ferrellgas, L.P.
          Attn: Legal Department
          7500 College Boulevard, Suite 1000
          Overland Park, KS 66210
          IN WITNESS WHEREOF, each of the parties has caused this Services Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

Samson Dental Practice Management, LLC

By:

Name:
Title:

Ferrellgas, L.P.

By:

Name:
Title:

3

Schedule I
SERVICES TO BE PROVIDED BY PROVIDER
Provider shall provide the following enumerated Services to the Client in exchange for the specified fees and/or rates:
➢	Services related to sales, marketing and communications.

➢	Services related to Human Resources, including, but not exclusive to: recruiting, staffing, training design and delivery, human resource consultation, compensation design and benefit design.

➢	Services related to review of contracts and other documents

➢	Services related to executive consultation and operations management.

➢	Other Services by agreement of the parties.
FEES TO BE PAID TO PROVIDER BY CLIENT
In consideration of the Services, Client agrees to pay a sum of $20,000 per month.

4